380 Sentry Parkway Blue Bell, PA 19422-0754
PRESS RELEASE

For Release: Contact:	Immediate William Hitselberger (215) 665-5046

PMA Capital Announces Third Quarter 2005 Results

Blue Bell, PA, November 3, 2005 -- PMA Capital Corporation (NASDAQ: PMACA) today reported net income of $740,000, or two cents per diluted share, for the third quarter of 2005, compared to a net loss of $74,000 for the same period of 2004. For the nine months ended September 30, 2005, the Company had a net loss of $19.8 million, or 63 cents per share, compared to net income of $12.1 million, or 38 cents per diluted share, for the same period last year. The net loss for the first nine months of 2005 included the first quarter after-tax charge of $23 million ($30 million pre-tax), or 73 cents per share, for prior year loss development at the Company’s Run-off Operations.

Vincent T. Donnelly, President and Chief Executive Officer commented, “During the third quarter, we continued to make progress towards achieving our financial and operating objectives. Pre-tax operating income for The PMA Insurance Group was $6.6 million for the third quarter compared to $3.5 million for the same period last year. We are pleased with the continued increase in new business written at The PMA Insurance Group, which increased to $90.0 million in the first nine months of 2005 from $36.5 million in the first nine months last year, while direct written premiums were up over 22% for the third quarter of 2005, compared to the same period last year.”

“We also continue to be diligent in managing our operating expenses, which have decreased by $14.6 million year-to-date, compared to the same period in 2004. We recently announced that we have decided to ‘freeze’ our defined benefit pension plans and replace the ongoing benefits from these plans with a defined contribution plan. We believe that this change, while it will create a fourth quarter non-cash charge of approximately $700,000, will reduce operating expenses in 2006 and beyond by approximately $1 million annually.”

“We believe our positive momentum will continue into the fourth quarter. Although we continue to see pricing pressure in our marketing territories, we believe that pricing will remain positive for 2005,” Mr. Donnelly said.

“During the third quarter we retired a portion of our convertible debt and extended the overall maturity of our existing debt, providing a stronger, more flexible capital base,” Mr. Donnelly continued. “As of September 30, we had purchased $4.5 million principal amount of these bonds, and through yesterday, we have purchased $23.2 million principal amount in the open market and now own 23% of the convertible debt.  We financed these purchases through the issuance of $10 million in surplus notes by The PMA Insurance Group, and also directly purchased of a portion of these bonds at our run-off company.”

"At the Run-off Operations, we experienced no adverse reserve development in the third quarter of 2005 and we are encouraged by our progress in reducing our run-off liabilities," Mr. Donnelly concluded.

Included in net income for the third quarter and net loss for the first nine months of 2005 were after-tax net realized investment gains of $314,000, or one cent per diluted share, and $2.1 million, or six cents per share. For the three and nine months ended September 30, 2004, we had after-tax net realized investment gains of $2.3 million, or eight cents per diluted share, and $9.3 million, or 26 cents per diluted share. After-tax net realized investment gains for the third quarter and first nine months of 2005 were reduced by $1.9 million and $425,000 due to the increase in the fair value of the derivative component of our 6.50% Convertible Debt.

Consolidated revenues for the third quarter of 2005 were $111.6 million, compared to $126.8 million for the same period a year ago. For the first nine months of 2005, revenues were $326.1 million, compared to $506.6 million for the same period in 2004. The decreases in revenues for the quarter and year-to-date periods were primarily due to lower net premiums earned at The PMA Insurance Group and lower earned premiums resulting from the run-off of our reinsurance business. During the three months ended September 30, 2005 we had a 22% increase in direct written premiums at The PMA Insurance Group compared to the same period of 2004. Although direct premiums written in the first half of 2005 were significantly lower than in the same period last year, by September 30, 2005 year-to-date direct written premiums were even compared to the same period last year. We believe the positive momentum achieved during the second and third quarters will continue, and now expect a 4% increase in direct premiums written for the full year compared to 2004.

Segment Operating Results

Operating income (loss), which we define as net income (loss) under accounting principles generally accepted in the United States of America (GAAP) excluding net realized investment gains and losses, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

A reconciliation of our segment operating results as discussed below to GAAP net income (loss) is provided below.

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2005	2004	2005	2004
Pre-tax operating income (loss):
The PMA Insurance Group	$6,600	$3,537	$18,153	$12,905
Run-off Operations	(258)	(2,115)	(28,771)	7,455
Corporate & Other	(5,609)	(4,982)	(17,497)	(15,800)
Net realized investment gains	483	3,515	3,201	14,363
Pre-tax income (loss)	1,216	(45)	(24,914)	18,923
Income tax expense (benefit)	476	29	(5,120)	6,780
Net income (loss)	$740	$(74)	$(19,794)	$12,143

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $6.6 million and $18.2 million for the third quarter and first nine months of 2005, compared to $3.5 million and $12.9 million for the same periods last year.

Direct premiums written were $122.3 million for the third quarter of 2005, compared with $100.1 million for the third quarter of 2004. Direct premiums written were $321.5 million for the first nine months of 2005, compared with $321.3 million for the comparable period last year. We wrote $40.2 million and $90.0 million of new business in the third quarter and first nine months of 2005, up from $10.3 million and $36.5 million for the same periods last year. Our renewal retention rate on existing workers’ compensation accounts was 83% in the third quarter of 2005, compared to 64% for the third quarter of 2004 and 74% for the first nine months of 2005, compared to 62% for same period of 2004. Net premiums written were $116.9 million for the third quarter of 2005, compared with $97.6 million for the third quarter of 2004. Net premiums written were $304.5 million for the first nine months of 2005, compared with $314.9 million for the same period last year. During the first nine months of 2005, we recorded $11.8 million less assumed premiums, primarily related to involuntary market business, compared to the same period of 2004, which reduced our net premiums written. The PMA Insurance Group continues to obtain price increases in most commercial lines of business, with average workers’ compensation rate increases of approximately 5% to date in 2005.

The combined ratio on a GAAP basis in 2005 was 103.3% for the third quarter and 103.6% for the first nine months, compared to 105.5% and 104.5% for the same periods last year. The improvement in the combined ratio for the third quarter, compared to the same period last year, primarily reflects an improved loss and LAE ratio. The improvement in the combined ratio for the first nine months of 2005, compared to the same period of 2004, primarily reflects an improved loss and LAE ratio which was partially offset by an increase in the acquisition expense ratio.

The improved loss and LAE ratio primarily reflects a lower current accident year loss and LAE ratio in 2005, compared to 2004. Price increases and payroll inflation have offset an increase in overall loss trends in workers' compensation. We estimate our medical cost inflation, which is a significant component of loss costs, for 2005 to be approximately 11%. The loss ratio has also benefited from our continued emphasis on managed care initiatives and a change in the geographic mix of our business. In addition, losses from hurricanes were $500,000 during the three and nine month periods ended September 30, 2005, compared to $1.0 million for the comparable periods of 2004.

Net investment income was up slightly to $8.2 million for the third quarter of 2005, compared to the same period of 2004. For the first nine months of 2005, net investment income decreased by $1.1 million, to $23.4 million compared to the same period of 2004, primarily due to lower yields on a lower invested asset base.

Run-off Operations

Run-off Operations includes the results of our former reinsurance and excess and surplus lines businesses. The Run-off Operations had pre-tax operating losses of $258,000 and $28.8 million for the three and nine months ended September 30, 2005, compared to a pre-tax operating loss of $2.1 million and pre-tax operating income of $7.5 million for the same periods last year. Results for the first nine months of 2005 included the first quarter charge of $30 million for prior year loss development. Pre-tax operating income for the nine months ended September 30, 2004 included a $5.2 million charge for the reinsurance agreement covering potential adverse loss development. Net premiums earned, losses and LAE, and acquisition and operating expenses decreased significantly in the first nine months of 2005, compared to 2004, due to our exit from the reinsurance business.

Corporate and Other

The Corporate and Other segment primarily includes corporate expenses, including debt service. Corporate and Other recorded pre-tax operating losses of $5.6 million and $17.5 million for the three and nine months ended September 30, 2005, compared to $5.0 million and $15.8 million for the same periods last year, reflecting higher interest expense, partially offset by lower operating expenses. Interest expense for the three and nine months ended September 30, 2005 increased by $1.1 million and $3.2 million over the comparable periods last year, due to a higher average amount of debt outstanding and higher interest rates on our convertible debt.

Financial Condition

Total assets were $3.2 billion as of September 30, 2005, compared to $3.3 billion at December 31, 2004. Shareholders’ equity was $414.7 million as of September 30, 2005, compared with $445.5 million as of December 31, 2004. Book value per share was $12.98 as of September 30, 2005, compared to $14.06 at year-end 2004. The decreases in shareholders’ equity and book value per share are primarily due to the net loss and a decrease in the unrealized holding gains on our invested asset portfolio. Net unrealized holding gains were $1.2 million, or four cents per share, as of September 30, 2005, compared to $13.6 million, or 43 cents per share, at year-end 2004, mainly due to higher market interest rates. At September 30, 2005, we had $19.1 million in cash and short-term investments at the holding company and its non-regulated subsidiaries.

As of September 30, 2005, our total outstanding debt had increased to $216.8 million, compared to $210.8 million at December 31, 2004, primarily due to the issuance of $10 million of Floating Rate Surplus Notes due 2035 (“Surplus Notes”) by one of our insurance subsidiaries. This increase was partially offset by the open market purchase of $4.5 million principal amount of our 6.50% Convertible Debt with proceeds from the Surplus Notes. Subsequent to September 30, 2005, we used the remaining proceeds from the issuance of the Surplus Notes as well as a portion of PMA Capital Insurance Company’s, our run-off company, assets to purchase an additional $18.7 million principal amount of our 6.50% Convertible Debt. We paid $25.2 million for these bond purchases, exclusive of accrued interest.

The components of our debt as of September 30, 2005 were as follows:

(dollar amounts in thousands)	Amount	Maturity
6.50% Convertible Debt	$94,640	2022	[1]
Derivative component of 6.50% Convertible Debt	13,117
4.25% Convertible Debt[2]	655	2022
8.50% Senior Notes	57,500	2018
Trust preferred debt	43,816	2033
Surplus Notes	10,000	2035
Unamortized debt discount	(2,920)
Total long-term debt	$216,808

(1)
Holders, at their option, may require us to repurchase all or a portion of their debentures on June 30, 2009 at 114% of the principal amount. This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share for $84.1 million principal amount and $15.891 per share for $10.5 million principal amount.

(2)
We retired $270,000 of this debt through open market purchases in the first nine months of 2005. This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share.

The PMA Insurance Group had statutory surplus of $311.8 million at September 30, 2005, including $10.0 million related to the issuance of Surplus Notes in September 2005, compared to $300.0 million at December 31, 2004. The PMA Insurance Group has the ability to pay $23.5 million in dividends during 2005 without the prior approval of the Pennsylvania Insurance Department. The statutory surplus of PMA Capital Insurance Company, PMA Capital Corporation’s directly held reinsurance subsidiary, was $210.7 million at September 30, 2005, compared to $224.5 million at December 31, 2004.

Quiet Period

During the quarter, PMA Capital corporate representatives may reiterate the guidance provided in this release both publicly and in meetings with investors, analysts, the media and others. Beginning upon the close of business on January 16, 2006 until such time as PMA Capital releases its fourth quarter earnings release PMA Capital will observe a “quiet period.” From and after commencement of the quiet period, the guidance contained in this release should be considered historical, speaking as of prior to the quiet period only and not subject to update by PMA Capital. During the quiet period, our spokespersons will not comment on our financial results or expectations other than through a press release or other publicly available document.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, November 4th to review our third quarter 2005 results. The conference call will be available via a live webcast over the Internet at www.pmacapital.com. To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon. Please note that by accessing the conference call via the Internet, you will be in a listen-only mode. The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
800-265-0241 (Domestic)	888-286-8010 (Domestic)
617-847-8704 (International)	617-801-6888 (International)
Passcode 35594834	Passcode 21160028

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode. The replay will be available from approximately 12:00 p.m. Eastern Time on Friday, November 4th until 11:59 p.m. Eastern Time on December 2nd.

Quarterly Statistical Supplement

Our Third Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website. Please see the Investor Information section of our website at www.pmacapital.com . You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
1735 Market Street
Philadelphia, PA 19103
Attention: Investor Relations

Alternatively, you may submit your request by telephone (215-665-5046) or by e-mail to InvestorRelations@pmacapital.com. We have also furnished a copy of this news release and the Statistical Supplement to the SEC under cover of Form 8-K dated November 3, 2005. A copy of the Form 8-K is available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release, including those made by individuals authorized to speak on behalf of PMA Capital Corporation (“we”, “our” or the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•
our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies, without incurring any significant additional liabilities;

•
adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs and changing judicial interpretations of available coverage for certain insured losses;

•
our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•	our ability to increase the amount of new and renewal business written by The PMA Insurance Group at adequate prices;
•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•	adequacy and collectibility of reinsurance that we purchased;
•	adequacy of reserves for claim liabilities;
•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;
•
regulatory changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the impact of future results on the recoverability of our deferred tax asset;
•	the outcome of any litigation against us, including the outcome of the purported class action lawsuits;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities and whether TRIA is extended beyond its December 31, 2005 termination date; and
•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any such forward-looking statements. Unless otherwise stated, we disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Three months ended September 30,
(dollars in thousands)	2005	2004
Direct premiums written:
The PMA Insurance Group	$122,346	$100,050
Run-off Operations	-	(9)
Corporate and Other	(195)	(186)
Consolidated direct premiums written	$122,151	$99,855

Net premiums written:
The PMA Insurance Group	$116,877	$97,637
Run-off Operations	789	(13,884)
Corporate and Other	(195)	(186)
Consolidated net premiums written	$117,471	$83,567

Revenues:
Net premiums earned:
The PMA Insurance Group	$92,214	$103,032
Run-off Operations	204	1,364
Corporate and Other	(195)	(186)
Consolidated net premiums earned	92,223	104,210
Net investment income	12,648	13,238
Realized gains	483	3,515
Other revenues	6,209	5,881
Consolidated revenues	$111,563	$126,844

Components of net income (loss):
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$6,600	$3,537
Run-off Operations	(258)	(2,115)
Corporate and Other	(5,609)	(4,982)
Realized gains	483	3,515
Pre-tax income (loss)	1,216	(45)
Income tax expense	476	29
Net income (loss)	$740	$(74)

Weighted average common shares outstanding:
Basic	31,774,255	31,350,825
Diluted	32,244,295	31,350,825

(1)
Operating income (loss), which is GAAP net income (loss) excluding net realized investment gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Nine Months ended September 30,
(dollars in thousands)	2005	2004
Direct premiums written:
The PMA Insurance Group	$321,540	$321,344
Run-off Operations	213	(56)
Corporate and Other	(609)	(561)
Consolidated direct premiums written	$321,144	$320,727

Net premiums written:
The PMA Insurance Group	$304,454	$314,885
Run-off Operations	7,222	(69,386)
Corporate and Other	(609)	(561)
Consolidated net premiums written	$311,067	$244,938

Revenues:
Net premiums earned:
The PMA Insurance Group	$262,455	$352,970
Run-off Operations	6,820	76,418
Corporate and Other	(609)	(561)
Consolidated net premiums earned	268,666	428,827
Net investment income	36,902	44,803
Realized gains	3,201	14,363
Other revenues	17,340	18,576
Consolidated revenues	$326,109	$506,569

Components of net income (loss):
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$18,153	$12,905
Run-off Operations	(28,771)	7,455
Corporate and Other	(17,497)	(15,800)
Realized gains	3,201	14,363
Pre-tax income (loss)	(24,914)	18,923
Income tax expense (benefit)	(5,120)	6,780
Net income (loss)	$(19,794)	$12,143

Weighted average common shares outstanding:
Basic	31,631,850	31,342,854
Diluted	31,631,850	36,903,965

(1)
Operating income (loss), which is GAAP net income (loss) excluding net realized investment gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(in thousands, except per share data)	2005	2004
Assets:
Investments:
Fixed maturities available for sale	$1,184,301	$1,304,086
Short-term investments	67,636	123,746
Short-term investments, loaned securities collateral	63,751	-
Total investments	1,315,688	1,427,832

Cash	43,282	35,537
Accrued investment income	13,703	15,517
Premiums receivable	212,847	197,831
Reinsurance receivables	1,115,953	1,142,552
Deferred income taxes	98,568	86,501
Deferred acquisition costs	39,432	31,426
Funds held by reinsureds	153,064	142,064
Other assets	167,192	171,042
Total assets	$3,159,729	$3,250,302

Liabilities:
Unpaid losses and loss adjustment expenses	$1,966,907	$2,111,598
Unearned premiums	199,153	158,489
Debt	216,808	210,784
Accounts payable, accrued expenses
and other liabilities	198,441	196,744
Funds held under reinsurance treaties	96,067	121,234
Dividends to policyholders	3,931	5,977
Payable under securities loan agreements	63,758	25
Total liabilities	2,745,065	2,804,851

Shareholders' Equity:
Class A Common stock	171,090	171,090
Additional paid-in capital	109,331	109,331
Retained earnings	188,834	213,313
Accumulated other comprehensive loss	(14,861)	(1,959)
Treasury stock, at cost	(39,305)	(45,573)
Unearned restricted stock compensation	(425)	(751)
Total shareholders' equity	414,664	445,451
Total liabilities and shareholders' equity	$3,159,729	$3,250,302

Shareholders' equity per share	$12.98	$14.06

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,
(in thousands, except per share data)	2005	2004

Gross premiums written	$130,106	$100,013

Net premiums written	$117,471	$83,567

Revenues:
Net premiums earned	$92,223	$104,210
Net investment income	12,648	13,238
Net realized investment gains	483	3,515
Other revenues	6,209	5,881
Total revenues	111,563	126,844

Expenses:
Losses and loss adjustment expenses	68,112	80,706
Acquisition expenses	19,691	24,087
Operating expenses	17,872	18,318
Dividends to policyholders	567	805
Interest expense	4,105	2,973
Total losses and expenses	110,347	126,889

Pre-tax income (loss)	1,216	(45)

Income tax expense (benefit):
Current	-	(117)
Deferred	476	146
Total income tax expense	476	29

Net income (loss)	$740	$(74)

Net income per share:

Basic	$.02	$.00
Diluted	$.02	$.00

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Nine Months ended September 30,
(in thousands, except per share data)	2005	2004

Gross premiums written	$346,488	$282,322

Net premiums written	$311,067	$244,938

Revenues:
Net premiums earned	$268,666	$428,827
Net investment income	36,902	44,803
Net realized investment gains	3,201	14,363
Other revenues	17,340	18,576
Total revenues	326,109	506,569

Expenses:
Losses and loss adjustment expenses	225,361	310,367
Acquisition expenses	56,345	96,290
Operating expenses	54,372	68,937
Dividends to policyholders	2,831	3,180
Interest expense	12,114	8,872
Total losses and expenses	351,023	487,646

Pre-tax income (loss)	(24,914)	18,923

Income tax expense (benefit):
Current	-	272
Deferred	(5,120)	6,508
Total income tax expense (benefit)	(5,120)	6,780

Net income (loss)	$(19,794)	$12,143

Net income (loss) per share:

Basic	$(0.63)	$0.39
Diluted	$(0.63)	$0.38